Exhibit 10.8

[AMENDED AND RESTATED] SEVERANCE AGREEMENT

This [Amended and Restated] Severance Agreement (“Agreement”) is made effective as of [______], 20[__] (“Effective Date”), by and between Viasat, Inc., a Delaware corporation (the “Company”), and [_____] (“Executive”). For purposes of this Agreement, the “Company” shall mean the Company and its subsidiaries.

[WHEREAS, the Company and Executive are parties to that certain Severance Agreement dated as of [____], [____] (the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement on the terms and conditions set forth herein.]

The parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” shall mean any of the following: (i) Executive’s gross negligence or willful misconduct in the performance of Executive’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in material damage to the Company; (ii) Executive’s willful and habitual neglect of or failure to perform Executive’s duties of consulting or employment, which neglect or failure is not cured within thirty (30) days after written notice thereof is received by Executive; (iii) Executive’s commission of any act of fraud or dishonesty with respect to the Company that causes material harm to the Company or is intended to result in substantial personal enrichment; (iv) Executive’s conviction of or plea of guilty or nolo contendere to felony criminal conduct; or (v) Executive’s material violation of the Company’s Proprietary Information Agreement (as defined below) or similar agreement that Executive has entered into with the Company.

(c) “Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent:

(i) a material diminution in Executive’s authority, duties or responsibilities with the Company, including, without limitation, the continuous assignment to Executive of any duties materially inconsistent with Executive’s position with the Company, or a material negative change in the nature or status of Executive’s responsibilities or the conditions of Executive’s employment with the Company;

(ii) a material diminution in Executive’s annualized cash and benefits compensation opportunity, which shall include Executive’s base compensation, Executive’s annual target bonus opportunity and Executive’s aggregate employee benefits (including equity compensation), as in effect on the Effective Date as the same may be increased from time to time thereafter;

(iii) a material change in the geographic location at which Executive must perform his or her duties (and the Company and Executive agree that any involuntary relocation of the Company’s offices at which Executive is principally employed to a location more than fifty (50) miles from such location would constitute a material change); or

(iv) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.

Executive’s right to terminate employment with the Company pursuant to this section shall not be affected by Executive’s incapacity due to physical or mental illness. Executive’s continued employment with the Company shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within ninety (90) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any voluntary termination of employment for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without Executive’s written consent.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.

(e) “Permanent Disability” means Executive’s inability to perform the essential functions of his or her position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

(f) “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code.

(g) “Stock Awards” means all stock options, restricted stock, restricted stock units and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise or settlement thereof.

2. Term.

(a) The initial term of this Agreement (the “Initial Term”) shall continue until the earlier of the one (1) year anniversary of the Effective Date or the date on which all payments or benefits required to be made or provided hereunder have been made or provided in their entirety, except as otherwise provided in this Section 2.

(b) At the expiration of any term of this Agreement, the term of this Agreement shall be automatically extended for an additional one year term (each, a “Renewal Term”) unless the Company or Executive shall have previously provided notice to the other party that the term of this Agreement shall not be further extended.

(c) Notwithstanding the provisions of Sections 2(a) and 2(b), the obligation of the Company to make payments or provide benefits pursuant to this Agreement to which Executive has acquired a right in accordance with the applicable provisions of this Agreement prior to the expiration of the then-effective Initial Term or Renewal Term shall survive the termination of this Agreement until such payments and benefits have been provided in full.

3. Severance.

(a) If Executive has a termination of employment as a result of Executive’s discharge by the Company without Cause or by reason of Executive’s resignation for Good Reason, Executive shall be entitled to receive the benefits provided below:

(i) The Company shall pay to Executive his or her fully earned but unpaid base salary, when due, through the date of Executive’s termination of employment at the rate then in effect, plus all other the benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or Stock Award agreement (other than any such plan or agreement pertaining to Stock Awards whose treatment is prescribed by Section 3(a)(iv) below), health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements at the time of Executive’s termination of employment (the “Accrued Obligations”);

(ii) Subject to Section 3(c) and Executive’s continued compliance with Section 4, Executive shall be entitled to receive severance pay in an amount equal to [____] percent ([____]%) of the sum of (A) Executive’s annual base salary as in effect on the date of such termination (and without regard to any reduction in annual base salary that gave rise to Executive’s resignation for Good Reason, if applicable), and (B) Executive’s target annual cash bonus for the fiscal year in which such termination occurs (and without regard to any reduction in target annual cash bonus that gave rise to Executive’s resignation for Good Reason, if applicable), payable within ten (10) days following the effective date of Executive’s Release, but in no event later than two and one-half (2 ½) months following the last day of the calendar year in which Executive’s date of termination occurs;

(iii) Subject to Section 3(c) and Executive’s continued compliance with Section 4, for the period beginning on the date of Executive’s termination of employment and ending on the date which is eighteen (18) full months following the date of Executive’s termination of employment (or, if earlier, the date on which the applicable continuation period under COBRA expires) (the “COBRA Coverage Period”), the Company shall arrange to provide Executive and his or her eligible dependents who were covered under the health insurance plans maintained or sponsored by the Company as of the date of Executive’s termination of employment with health (including medical and dental) insurance and other benefits substantially similar to those provided to Executive and his dependents immediately prior to the date of such termination of employment. If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans, the Company shall provide substantially equivalent coverage under other third-party insurance sources reasonably acceptable to Executive; provided, however, that if at the time of Executive’s termination of employment (A) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Executive the monthly premium Executive would be required to pay for continuation coverage pursuant to the COBRA for Executive and his or her eligible dependents who were covered under the Company’s health plans as of the date of Executive’s termination of employment (calculated by reference to the premium as of the date of termination) as taxable compensation for the COBRA Coverage Period (or any remaining portion thereof). Notwithstanding the foregoing, if Executive resides in a jurisdiction outside of the United States in which the Company does not maintain or sponsor any health insurance plans (e.g., Executive’s health insurance is provided under governmental plans or programs), Executive shall not be eligible for any benefits under this clause (iii);

(iv) Subject to Section 3(c) and Executive’s continued compliance with Section 4, the vesting and/or exercisability of such portion of Executive’s outstanding Stock Awards as would have vested in accordance with the terms of the applicable Stock Award agreement during the twelve (12) months following the date of Executive’s termination of employment (other than Stock Awards the vesting of which is tied to performance, the vesting of which shall be governed by the terms of the applicable Stock Award agreement) shall be accelerated effective as of the date of Executive’s termination of employment); provided, however, that no vesting shall take effect until the Release is effective. For the avoidance of doubt, if a Stock Award contains both time-based and performance-based vesting conditions, the time-based vesting will be accelerated as provided in this Section 3(a)(iv) and the performance-based vesting will be determined as provided in the applicable Stock Award agreement. Nothing in this Section 3(a)(iv) shall be construed to limit any more favorable vesting applicable to Executive’s Stock Awards in the Company’s equity plan(s) and/or the stock award agreements under which the Stock Awards were granted. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award; and

(v) Notwithstanding any other provision of this Agreement to the contrary, any severance benefits payable to Executive under this Agreement shall reduce any severance benefits payable by the Company or an affiliate of the Company to Executive under the Change in Control Severance Agreement dated as of December 1, 2024 (the “Change in Control Severance Agreement”)

(b) Other Terminations. If Executive’s employment is terminated by the Company for Cause, by Executive without Good Reason, or as a result of Executive’s death or Permanent Disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations), other than to provide the Accrued Obligations.

(c) Release. As a condition to Executive’s receipt of any post-termination benefits pursuant to Section 3(a) above, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form to that attached hereto as Exhibit A (and any applicable revocation period applicable to such Release shall have expired) within the sixty (60) day period following the date of Executive’s termination of employment. For the avoidance of doubt, all Stock Awards eligible for accelerated vesting pursuant to Section 3(a)(iv) hereof shall remain outstanding and eligible to vest following the date of Executive’s termination of employment and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release.

(d) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, in the event of a termination of Executive’s employment, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 3, plus any benefits to which Executive may become entitled under the Change in Control Severance Agreement (subject to Section 3(a)(v) above), and all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination Executive shall not be entitled to any severance benefits under this Agreement or the Change in Control Agreement which duplicate a payment or benefit received or receivable by Executive under any other plan, program or arrangement of the Company, payments made to Executive during a period of garden leave or as a payment in lieu of notice, or any termination payments required by applicable law or regulation. In furtherance of the foregoing, any payments due to Executive under this Agreement and/or the Change in Control Severance Agreement, shall be reduced by any payment or benefit received or receivable by Executive under any other plan, program or arrangement of the Company, during or in respect of any notice period, including any payments made to Executive during a period of garden leave or as a payment in lieu of notice, or as otherwise required by applicable law or regulation. Notwithstanding the foregoing, the terms of the Stock Awards and applicable plans shall continue to govern the terms of any

Stock Awards held by Executive, as modified by this Agreement and the Change in Control Severance Agreement.

(e) No Mitigation. Except as otherwise provided in Section 3(a)(iii) above, Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 3, and by executing this Agreement, Executive consents to such deductions.

(f) Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his or her offices on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his or her employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall as soon as practicable surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 3(f) prior to the receipt of any post-termination benefits described in this Agreement.

(g) Best Pay Provision.

(i)
In the event that any payment or benefit received or to be received by Executive pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change in ownership or control or the termination of Executive’s employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). Except to the extent that an alternative reduction order would result in a greater economic benefit to Executive on an after-tax basis, the parties intend that the Total Payments shall be reduced in the following order: (w) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (x) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code, (y) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award that is exempt from Section 409A of the Code, and (z) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code; provided, however, that, notwithstanding the foregoing, any such reduction shall be undertaken in a manner that complies with and does not result in the imposition of additional taxes on Executive under Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Executive on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.

(ii) All determinations regarding the application of this Section 3(g) shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in ownership or control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (A) no portion of the Total Payments shall be taken into account which (x) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (y) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (B) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this “Section 280G Treatment” section shall be done by the 280G Firm. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Executive and the Company within fifteen (15) days after notification from either the Company or Executive that Executive may receive payments which may be “parachute payments.” Executive and the Company will each provide the 280G Firm access to and copies of any books, records, and documents as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.

4. Confidentiality and Proprietary Rights.

(a)
Proprietary Information Agreement. Executive and the Company have executed the Company’s Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”). The receipt of the payments and benefits set forth in Section 3(a) shall be subject to Executive not violating the provisions of this Agreement or the Proprietary Information Agreement or any other similar restrictive covenant or proprietary information agreement to which Executive is a party with the Company or any of its affiliates. In the event Executive breaches the provisions of any such agreement, in addition to all other rights and remedies available to the Company under law or in equity, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 3(a) shall be immediately suspended.

(b)
Protected Activity. Executive understands that nothing in this Agreement prohibits or is intended to limit Executive from (i) communicating directly with, reporting possible violations of federal law or regulation to, filing a charge with, providing information to, receiving financial awards from, or participating or cooperating in an investigation conducted by or any action or proceeding filed by any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations board, the U.S. Congress, and any U.S. Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation; provided, however, that Executive expressly waives and relinquishes any rights Executive might have to recover damages or other relief, whether equitable or legal, in any Equal Employment Opportunity Commission proceeding (whether brought by Executive or on Executive’s behalf), (ii) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions; or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful. In addition, Executive acknowledges receipt of the following notice of immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.” Executive does not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action or proceeding, and Executive is not required to notify the Company that Executive has made such reports and disclosures or has participated or cooperated in any governmental investigation, action or proceeding.

5. Arbitration. To aid in the rapid and economical resolution of any disputes that may arise from this Agreement and the terms of it, Executive and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this Agreement, Company equity held by Executive, Executive’s further employment relationship with the Company, or the termination of Executive’s employment or service relationship with the Company, shall be resolved by final, binding and confidential arbitration in San Diego County, California, conducted before a single neutral arbitrator selected and administered in accordance with the Streamlined Arbitration Rules and Procedures of JAMS (the “JAMS Streamlined Rules”) and the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq. A copy of the JAMS Streamlined Rules may be found on the JAMS website at https://www.jamsadr.com/rules-streamlined-arbitration/ and will be provided to Executive by the Company upon request. BY AGREEING TO THIS ARBITRATION PROCEDURE, EXECUTIVE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE, CLAIM OR DEMAND THROUGH A TRIAL BY JURY OR JUDGE OR BY ADMINISTRATIVE PROCEEDING IN ANY JURISDICTION. The arbitrator shall administer and conduct any arbitration in accordance with the applicable governing law as provided in Section 7(d) below and shall apply the substantive and procedural laws of such jurisdiction to any such dispute, claim or demand, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS Rules conflict with such governing law, California law shall take precedence. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief (or any other provisional remedy) in any court of competent jurisdiction pursuant to applicable law to prevent irreparable harm (including, without limitation, pending the conclusion of any arbitration). The arbitrator may award attorney’s fees and costs to the prevailing party, except as prohibited by law. This Section 5 is not applicable to Executive if he or she is employed outside the United States.

6. At-Will Employment Relationship. If Executive is employed in the United States, Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship. This Section 6 is not applicable to Executive if he or she is employed outside the United States under country specific terms and conditions.

7. General Provisions.

(a) Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder; provided, further, that the failure of any such successor to so assume this Agreement shall constitute a material breach of this Agreement. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b) Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(c) Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(d) Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Notwithstanding the foregoing, if Executive is employed outside of the United States, this Agreement will be governed by and construed in accordance with the laws of the jurisdiction in which Executive is employed as of the date Executive signs this Agreement. If Executive is employed in the United States, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the most recent address set forth on the Company’s personnel records and to the Company at its principal place of business, to the attention of the General Counsel, or such other address as either party may specify in writing.

(f) Survival. Sections 1 (“Definitions”), 3 (“Severance”), 4 (“Confidentiality and Proprietary Rights”), 5 (“Arbitration”) and 7 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment by the Company.

(g) Entire Agreement. This Agreement, the Change in Control Severance Agreement and the Proprietary Information Agreement incorporated herein by reference together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral[, including the Prior Agreement]. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(h) Code Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. In accordance with the foregoing intention, the severance payments payable under Section 3 shall be paid no later than the later of: (A) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.

(ii) Notwithstanding any provision to the contrary in this Agreement, to the extent that the payments or benefits under this Agreement are “nonqualified deferred compensation” subject to Code Section 409A or are intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), then, to the extent required by Code Section 409A or to satisfy such exception, no amount shall be payable pursuant to Executive unless Executive’s termination of employment constitutes a Separation from Service. If Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of Executive’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 7(h)(ii) shall be paid or distributed to Executive in a lump sum on the earlier of (a) the date that is six (6)-months following Executive’s Separation from Service, (b) the date of Executive’s death or (c) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(iii) To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(iv) To the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Code Section 409A, if the period during which Executive may execute the Release spans two calendar years, the payment of any such payments or benefits shall occur (or commence) on the later of (A) January 1 of the second calendar year, or (B) on the date specified in Section 3(a).

(i)
Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(j)
Consultation with Legal and Financial Advisors. By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.

(k) Counterparts; Facsimile or .pdf Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

(Signature Page Follows)

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Viasat, Inc.

Dated: By:

Name:

Title:

Executive

Dated:

Name: [____]

EXHIBIT A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on governing law, legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this ______ day of ______, ______, between [____] (“Executive”), and Viasat, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company are parties to that certain [Amended and Restated] Severance Agreement dated as of [_____], 20[__] (the “Agreement”);

WHEREAS, the parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. General Release of Claims by Executive.

(a) Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. §

2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by federal, state, local or foreign law, under any indemnification agreement between Executive and the Company or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company;

(v) Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement;

(vi) Claims based on Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company for discrimination (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Company Releasee for any alleged discriminatory treatment);

(vii) Claims Executive may have to vested or earned compensation and benefits; and

(viii) Executive’s rights under Section 4(b) of the Agreement.

(b) EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

2

(c) Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have twenty-one (21) days’ time in which to consider it. Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Executive has the right to and should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(d) Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it. Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(e) Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (d) above. Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is sixty (60) days following the date of Executive’s termination of employment.

(f) Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

2.
Additional Representations and Warranties by Executive. Executive promises and represents that Executive has not filed any lawsuit against the Company and/or the Company Releasees, and that Executive has not filed or submitted any complaint or charge against the Company and/or the Company Releasees with any government agency (including but not limited to the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the Department of Labor, the California Labor Commissioner or Department of Labor Standards Enforcement, and/or the California Labor Workforce Development Agency). Subject to Section 4(b) of the Agreement, Executive further represents that Executive will not in the future, file, participate in, encourage, instigate, or assist in the prosecution of any claims, complaints, charges or in any lawsuit by any party in any state or federal court against the Company Releasees, or any of them, unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Company Releasees, or any of them, have violated any local, state, or federal laws, statutes, ordinances, or regulations based upon events occurring prior to the execution of this Release.

3. Continuing Obligations.

(a) Executive hereby expressly reaffirms his obligations under that certain Employee Proprietary Information and Inventions Agreement executed by Executive in connection with his employment with the Company (the “Proprietary Information Agreement”), a copy of which is attached

3

to the Agreement as Exhibit B and incorporated herein by reference, and agrees that such obligations shall survive the termination of Executive’s employment.

(b)
By signing below, Executive confirms that he has delivered to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information (each as defined in the Proprietary Information Agreement) of the Company.

(c)
Subject to Section 4(b) of the Agreement, Executive agrees that Executive will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company or its subsidiaries or their employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this Section 3(c) will prohibit Executive or the Company from providing truthful information in response to a subpoena or other legal process or governmental inquiry, or from exercising any other protected right that cannot be waived by agreement.
(d)
For up to two years following the termination of Executive’s employment, Executive will reasonably cooperate in connection with any litigation, arbitration, proceedings, government hearing or investigation involving the Company or any other matter that relates to Executive’s employment period and about which Executive has knowledge; provided, however, that such cooperation shall be provided at times that are mutually convenient to Executive and the Company, and the Company shall make good faith efforts to arrange for such cooperation to be provided by Executive telephonically. The Company will provide Executive with reasonable advanced notice in the event Executive’s assistance is required. The Company recognizes that Executive’s ability to cooperate will necessarily be impacted by other personal, professional, and work obligations. The Company will reimburse Executive for reasonable expenses incurred in providing such cooperation and will reasonably compensate Executive for his time based on Executive’s hourly rate with the Company as of the termination of Executive’s employment.
4.
Severability. In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

5. Interpretation; Construction. The headings set forth in this Release are for convenience only and shall not be used in interpreting this Release. This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

6. Arbitration. To aid in the rapid and economical resolution of any disputes that may arise from this Release and the terms of it, Executive and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this Release, Company equity held by Executive, Executive’s further employment relationship with the Company, or the termination of Executive’s employment or service relationship with the Company, shall be resolved in accordance with Section 5 of the Agreement.

4

7.
Governing Law and Venue. This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Notwithstanding the foregoing, if Executive was employed outside of the United States at the time of his or her termination, this Agreement will be governed by and construed in accordance with the laws of the jurisdiction in which Executive is employed as of the date Executive signs this Agreement. If Executive was employed in the United States at the time of his or her termination, any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.
8.
Entire Agreement. This Release and the Agreement (together with the other agreements referenced therein) constitute the entire agreement of the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

9.
Counterparts; Facsimile or .pdf Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Release may be executed and delivered by facsimile or by .pdf file and upon such delivery the facsimile or .pdf signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

(Signature Page Follows)

5

THE PARTIES TO THIS RELEASE HAVE READ THE FOREGOING RELEASE AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS RELEASE ON THE DATES SHOWN BELOW.

Viasat, Inc.

Dated: By:

Name:

Title:

Executive

Dated:

Name: [____]

6

EXHIBIT B

PROPRIETARY INFORMATION AGREEMENT

7

SCHEDULE I TO EXHIBIT 10.8

As of the date of filing this report, the Company has entered into this form of Severance Agreement with the executive officers of the Company listed below. In accordance with Instruction 2 to Item 601 of Regulation S-K, the Company has filed only the form of such agreement as the agreements are substantially identical in all material respects, except as to the parties thereto, the Effective Date, and, in Section 3(a)(ii) of the agreements, the percentage of annual base salary and target annual cash bonus included in the severance payment. The Company agrees to furnish the agreements at the request of the SEC.

Name	Percentage	Effective Date
Mark Dankberg	200%	December 1, 2024
Guru Gowrappan	100%	December 1, 2024
Kevin Harkenrider	100%	December 1, 2024
Gary Chase	100%	December 1, 2024
Robert Blair	100%	December 1, 2024
Craig Miller	100%	December 1, 2024
Mark Miller	100%	December 1, 2024
Girish Chandran	100%	December 1, 2024

8